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                                                                   Exhibit 10.31



                                    AGREEMENT

        This Agreement (the "Agreement") is entered into this 21 day of April, 1999, by and among Horseshoe Gaming, L.L.C., Horseshoe Gaming, Inc., Horseshoe Entertainment, L.P., and New Gaming Capital Partnership (Horseshoe Gaming L.L.C., Horseshoe Entertainment, L.P., Horseshoe Gaming, Inc., New Gaming Capital Partnership and all of their affiliates and subsidiary companies are sometime collectively referred to herein as the "Horseshoe Companies"); Jack B. Binion ("Binion"); The Robin Group, Inc. ("Group") and August Robin ("Duke").

        RECITALS

        WHEREAS, Horseshoe Entertainment, L.P. owns and operates a gaming and hotel facility and related operations in Bossier City, Louisiana;

        WHEREAS, Robinson Property Group, L.P. owns and operates a gaming and hotel facility in Tunica, Mississippi (the "Tunica Facility");

        WHEREAS, New Gaming Capital Partnership, Wendell Piper, Cassandra Piper and Duke, among others, are partners in Horseshoe Entertainment, L.P.;

        WHEREAS, Horseshoe Gaming, L.L.C., the parent company of New Gaming Capital Partnership, is in the process of pursuing additional gaming opportunities and is currently a party to an agreement to acquire additional casinos and hotel facilities in Hammond, Indiana and Joliet, Illinois (the "Additional Operations");

        WHEREAS, Horseshoe Gaming, L.L.C. is in the process of a debt offering pursuant to Rule 144A of the Securities Act of 1933, as amended (the "144A Debt Offering"); and

        WHEREAS, Group asserts an option to purchase a portion of the profits and/or losses from the Tunica Facility.

        TERMS AND CONDITIONS

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Effective Date; Contingencies. All of the obligations of any party pursuant to this Agreement shall be effective and enforceable only upon the execution of this Agreement by all of the parties hereto and the execution by Wendell Piper, Cassandra Piper and Robert Piper of agreements similar in nature to this Agreement. The date upon which all of the agreements



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contemplated in this paragraph are fully executed shall be the "Effective Date"
of the Agreement. Neither the transactions contemplated by this Agreement nor any transactions similar in nature involving the Horseshoe Companies and Wendell Piper, Cassandra Piper And Robert E. Piper Jr. shall be consummated unless both such transactions are consummated.

2. Outstanding Loans. Duke acknowledges that as of March 31, 1999, he owes Horseshoe Companies $4,950,000 (the "Debt") and that he owes Binion $2,759,539.73. The amount due Binion shall be forgiven in exchange for Duke's interest or right to acquire any interest in the profits and losses of the Tunica Facility including any claim to a capital account balance in the Robinson Property Group L.P. or any claim to retained earnings of the Robinson Property Group, L.P. The Debt shall be paid to the Horseshoe Companies through the forgiveness of a portion of the Debt as provided in the paragraphs of this Agreement containing covenants not to compete, and the sum of $550,000 which Duke shall pay to Horseshoe Entertainment L.P. on or before April 15, 2003. All outstanding promissory notes representing the Debt shall be canceled and Duke shall execute a new promissory note in the amount of $4,950,000 (the "Replacement Note"). The Replacement Note shall reflect the terms of this Agreement and interest shall accrue at a rate of 7% per annum only after the sums become due and payable pursuant to the terms of the Replacement Note. The K-1 for 1999 for Duke shall incorporate and reflect an adjustment increasing Duke's income by the sum of $222,775, plus any distribution made during 1999, plus all other amounts attributable to Duke as income as required by the Partnership Agreement of Horseshoe Entertainment L.P.

3. Grant of Option and Consideration for Grant. In accordance with and subject to the terms and conditions of this Agreement, Duke and Group hereby grant to each of the Horseshoe Companies an option (the "Option") to purchase subject to all necessary regulatory approval, all of his or its ownership, capital, or equity interests including but not limited to partnership interest, stock or option to acquire any capital or equity interest, in the Tunica Facility, Robinson Property Group, L.P., Horseshoe Entertainment, L.P. and Horseshoe Companies (all such interests being the "Interests"). This Option is being granted to Horseshoe Companies in exchange for the aggregate sum of $2,000,000 payable to Duke and Group, which $2,000,000 is non refundable if Horseshoe Companies fails to exercise the Option. Horseshoe Companies shall pay the Option Price in two installments. The first installment of $1,000,000 shall be paid on the Effective Date of this Agreement and the second installment of $1,000,000 shall be paid on or before December 15, 1999.

4. Exercise Period. The Option shall expire on December 15, 1999. In the event Horseshoe Entertainment, L.P. decides to exercise the Option, Horseshoe Entertainment, L.P. shall transmit, prior to the expiration of the Option, to Duke an indication of Horseshoe Entertainment, L.P.'s intent to exercise the Option. Upon transmittal of such notice, the Option shall be deemed to have been exercised without any further action being necessary.

5. Exercise Price. The exercise price to be paid by Horseshoe Entertainment, L.P. to Duke and Group shall be the aggregate sum of $6,000,000 and shall be paid in installments in the



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following manner: (i) $2,080,000 to be paid on December 15, 2000, and (ii)
$3,920,000 to be paid on December 15, 2001.

6. Participation in Sale By Binion. If, within five years of the date of this Agreement, the Binion Family Interests collectively sells in excess of a 50% interest in Horseshoe Gaming, LLC, for a purchase price consisting of cash, debt or publicly traded securities or any combination thereof having a value of in excess of $5,350,000 per 1% interest sold, then Duke shall receive a cash sum equal to 2 1/4% of the value of the sale in excess of $5,350,000 per 1% interest sold (such cash sum equal to 2 1/4% being the "Participation Payment"). For the purposes of this paragraph, the value of the sale shall be equal to (i) the cash purchase price, plus (ii) 80% of the value of the publicly traded securities as determined by the last sales price of such securities at the close of the market upon which such securities are traded, on the date the Binion Family Interests receives such securities, plus (iii) 80% of the present value of the debt. For the purposes of this paragraph, the Binion Family Interests shall mean, Binion or any entities owned or controlled by Binion, or any member of his family or any trust for the benefit of any member of his family. In the event that Duke is entitled to the Participation Payment, all sums due from Duke to Horseshoe Companies shall be due and payable immediately to the extent of the Participation Payment.

7. Payment of Release and Waiver. In exchange for the release and waiver by Duke described in Paragraph 8, Horseshoe Companies shall deliver, upon the Effective Date of this Agreement, to Duke the title, free of any liens to the Horseshoe Entertainment L.P. car in his possession, and on December 15, 1999, the amount of $500,000.

8. Release and Waiver. Except for Group, Duke hereby represents and warrants that he does not now have nor has he ever held any ownership interest in, or position with any other entity of any kind or nature whatsoever, having any claim against Horseshoe Companies or Binion or any of their or his current or former agents, employees, partners, officers, servants, directors, attorneys, affiliates, successors and assigns. Except for the obligation created or reaffirmed by virtue of this Agreement, Duke and Group hereby release, discharge and waive any and all claims, causes of action, and demands of any kind or nature whatsoever that now exist, whether known or unknown, which he may have against the Horseshoe Companies or Binion or any of their or his current or former agents, employees, partners, officers, servants, directors, attorneys, affiliates, successors and assigns. Except for the obligation created or reaffirmed by virtue of this Agreement, Horseshoe Companies and Binion hereby release, discharge and waive any and all claims, causes of action, and demands of any kind or nature whatsoever that now exist, whether known or unknown, which each may have against Duke or Group or any of his or its current or former agents, employees, partners, servants, attorneys, successors and assigns.

9. Consent to Additional Operations, Pledges or Encumbrances. In consideration for the sum of $325,000 to be due and payable to Duke on December 15, 1999, Duke hereby consents to any pledge now or at anytime in the future by the Horseshoe Companies of its direct and indirect



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equity interest in Horseshoe Entertainment, L.P. and Robinson Property Group
L.P., or the granting of a security interest, mortgage, pledge, lien and encumbrance of any kind upon the assets of Horseshoe Entertainment, L.P. and Robinson Property Group L.P. and any other assets of the Horseshoe Companies and any entity acquired by any of the Horseshoe Companies. Duke specifically waives any objection or claim arising as a result of, or in any way related to the efforts of Binion or the Horseshoe Companies to purchase or finance additional gaming or related operation including but not limited to gaming and related operations in Hammond, Indiana or Joliet, Illinois.

10. Amendment to Partnership Agreement. Duke hereby agrees to execute amendments to the Limited Partnership Agreement of Horseshoe Entertainment, L.P., allowing Horseshoe Entertainment L.P. to pledge, and/or encumber its assets or guarantee the debt of any of the Horseshoe Companies, such amendment shall include but shall not be limited to the deletion, from the Limited Partnership Agreement of Horseshoe Entertainment, L.P. of paragraphs 7.1 and 7.2 in their entirety. Duke hereby designates, authorizes and empowers Binion as his attorney-in-fact to execute on behalf of Duke the amendment to the Limited Partnership Agreement of Horseshoe Entertainment, L.P. deleting paragraphs 7.1 and 7.2 from the Limited Partnership Agreement of Horseshoe Entertainment, L.P. and making all such additional amendments to said Limited Partnership Agreement as are necessary to effect the spirit and intent of this Agreement.

11. Representations and Warranties of Duke and Group. As a material inducement to Horseshoe Companies and Binion to enter into this Agreement, Duke and Group represent and warrant to Horseshoe Companies and Binion that Duke and Group have good and marketable title to the Interests, and that the Interests are free and clear of all adverse claims, liens and encumbrances of any kind, buy-sell agreements, cross-purchase agreements, shareholder agreements or restrictions or rights of any kind.

12. Covenant Not To Compete. Upon the exercise by the Horseshoe Companies of the Option, as consideration for Horseshoe Companies obligations under this Agreement and for the sum of $3,000,000 to be due and payable on December 15, 2000, and the forgiveness of a portion of the Debt equal to $2,000,000, Duke agrees that for a period of two (2) years after the Effective Date of this Agreement (the "Restricted Period"), he shall not, within the Parishes of Caddo, Bossier, Webster, DeSoto, Red River, and Sabine, and/or within one hundred and fifty (150) miles of any facility owned by or where Horseshoe Companies or any of their affiliates or subsidiaries is engaged in business, be employed by, provide consulting to or in any way assist any other person or entity during the Restricted Period, (a) directly or indirectly engage in, be employed or provide any kind of consulting services or assistance to any entity or person engaged in any activity or business that is substantially similar to or competitive with that of the Horseshoe Companies or any of their affiliates or subsidiaries; or
(b) directly or indirectly engage in, own any interest in, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with, as an officer, director, employee, partner, shareholder, consultant, manager, agent, or otherwise, any individual, corporation, partnership, firm, other company, business organization, or entity that is engaged in the same or substantially similar



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business as that engaged in by the Horseshoe Companies or any affiliates or subsidiaries. Upon the request of Horseshoe Companies, Duke shall execute a separate covenant not to compete. Nothing contained herein shall prevent Duke from participating in gaming operations in the Parishes of Orleans, St. Bernard, Jefferson, St. John the Baptist, St. James, Washington, St. Tammany, and Tangipahoa and the City of New Orleans.

13. Second Covenant Not to Compete. If Horseshoe Companies exercises the Option, then within 90 days before the expiration of the Restricted Period, Duke shall have, at his sole discretion, the option, upon the delivery of written notice to the Horseshoe Companies prior to the expiration of the Restricted Period, to extend the Restricted Period for an additional two years in accordance with the terms and conditions described above. In consideration for Duke exercising his option to extend the Restricted Period, Duke shall receive $1,325,000 on December 15, 2001 plus the forgiveness of a portion of the Debt equal to $2,400,000 of the Debt.

14. Reasonableness of Covenants Not to Compete. Duke acknowledges that the restrictions, including the Restricted Period and geographical area, specified above, are fair and reasonable in all respects. Notwithstanding anything to the contrary, in the event that these restrictions are found to be overly broad or unreasonable, Duke and the Horseshoe Companies and Binion agree that such restrictions shall be severable and enforceable on such modified terms as may be deemed reasonable and enforceable by court of competent jurisdiction.

15. Finder's Fee. If Horseshoe Companies exercises the Option, then on December 15, 1999, Horseshoe Entertainment L.P. shall pay to Duke the sum of $400,000 as a finder's fee in connection with the acquisition and disposition of the Chalmotte property, the acquisition of the King of the Red, the renegotiation of the marine services contract and the development of video poker opportunities.

16. Signing Bonus. As a signing bonus, upon the Effective Date Horseshoe Entertainment, L.P. shall pay to Duke $50,000.

17. Interest Rate. Upon a sum coming due and payable pursuant to the terms of this agreement, interest shall accrue on the principal balance outstanding from the date upon which said amount becomes due and payable at a rate of 7% per annum, until such sum is paid.

18. Notices. Any notice or other communication required to be given hereunder shall be in writing and shall be deemed sufficiently given if delivered personally or sent by registered or certified mail, postage pre-paid, in which case such notice shall be deemed to have been served five (5) days after the mailing thereof, to the address below:



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                                       Horseshoe Gaming, L.L.C.
                                       Attn: Jack Binion
                                       4024 Industrial Road
                                       Las Vegas, NV 89103

                                       August Robin
                                       3 Poydras St., Suite 3C
                                       New Orleans, LA 70130

19. No Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable except upon the death of Duke, or for legitimate and reasonable estate planning purposes and upon obtaining all necessary regulatory approval, if any. All the allegations and duties of any kind or nature whatsoever of any of the parties hereto shall be binding upon their respective successors and assigns.

20. Governing Law. This Agreement and all transactions contemplated hereby shall be construed, governed and enforced in accordance with the laws of the State of Louisiana and shall be treated in all respects as a State of Louisiana contract without regard to laws related to the conflicts of laws.

21. Confidentiality. Duke, Horseshoe Companies and Binion agree to use their best efforts to keep confidential all information provided to them under the terms and conditions of this Agreement and which is not in the public domain. No party to this Agreement shall make any public announcement of any action provided for or contemplated by this Agreement unless the form and substance of the announcement is mutually agreed upon by all parties, which agreement shall not be unreasonably withheld or delayed. Nothing contained in this paragraph shall prohibit any public disclosure or disclosure to any regulatory agency of any kind or nature whatsoever having jurisdiction over any of the parties hereto as required by law.

22. Further Assurances. The parties to this Agreement will each use their respective best efforts to execute and deliver any additional documents and instruments, and to do all things necessary, proper, or advisable under the provision of this Agreement and under any applicable law to make effective any action contemplated by this Agreement. In addition, Duke shall cooperate with any proceeding, investigation, licensing process or inquiry of any kind whatsoever undertaken by any government and/or regulatory body involving any of the Parties to this Agreement. Such cooperation would include, but not be limited to, providing testimony, answering questions, appearing before, providing any documentation and responding to any reasonable request of any such governmental and/or regulatory body. In light of this Agreement, Duke shall withdraw any pending request made to any regulatory or governmental agency for approval to increase his ownership interest in any of the Horseshoe Companies. All reasonable expenses incurred in connection with such cooperation shall be the responsibility of the Horseshoe Companies. Duke shall be entitled to receive copies of all reports for the Horseshoe Companies filed with the Securities and Exchange Commission and copies of all quarterly and



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annual financial statements for Horseshoe Gaming, LLC and Horseshoe
Entertainment, L.P. Within thirty (30) days of acceptance of a bona fide offer to purchase in excess of 50% of the ownership of Horseshoe Gaming, LLC, Horseshoe Gaming, LLC shall provide Duke with a copy of such bona fide offer, except as prohibited by any confidentiality agreement imposed or required by the offeree.

23. No Waiver. No waiver or delay by either party in exercising its right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

24. Modification. This Agreement may not be amended, modified or altered except by written instrument duly executed by all of the parties hereto.

25. Arbitration. All disputes between the parties under this Agreement shall be submitted to binding arbitration in Louisiana, in accordance with the rules of the American Arbitration Association (the "Association"). In the event either party seeks arbitration, the party seeking arbitration shall provide written notice to the other parties immediately upon seeking such arbitration. The procedure for arbitration shall be in accordance with the Association's then existing rules, except that each party may select one arbitrator, and the two selected arbitrators shall choose a third arbitrator. If either party fails to select an arbitrator within forty-five (45) days after arbitration is sought, or the two arbitrators fail to select a third arbitrator within thirty days (30) after arbitration is sought, the Association shall make the selection. The award rendered by the arbitrators shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

26. Severability. If a Court of competent jurisdiction makes a final determination that any provision of this Agreement (or any portion thereof) is invalid, illegal, or unenforceable for any reason whatsoever and all rights to appeal determination have been exhausted, or the period of time during which the appeal or determination may be perfected has expired, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired.

27. Entire Agreement. This Agreement contains the entire Agreement of the parties thereto with respect to the subject matter hereof and shall be deemed to supercede all prior or contemporaneous agreements, representations, and understandings, whether written or oral concerning the subject matter of this Agreement. This Agreement states any and all payments, debts and obligations of the Horseshoe Companies owed to Duke and there are no other remaining obligations. Except as otherwise provided herein, all terms and provisions of the Partnership Agreement of Horseshoe Entertainment L.P. in effect as of the execution hereof, shall remain in full force and effect.


                            [Signatures on next page]



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        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

HORSESHOE GAMING, L.L.C.                HORSESHOE ENTERTAINMENT, L.P.

By: Horseshoe Gaming, Inc.,             By: New Gaming Capital Partnership, LP,
    its Manager                             its General Partner

By: S/S                                 By: Horseshoe GP, Inc., its General
--------------------------------            Partner

                                        By: S/S
                                            ------------------------------------
                                            Jack B. Binion
                                            President

HORSESHOE GAMING, INC.                  NEW GAMING CAPITAL PARTNERSHIP

                                        By: Horseshoe GP, Inc., its General
                                            Partner

By: S/S                                 By: S/S
    ----------------------------            ------------------------------------
    Jack B. Binion                          Jack B. Binion
    Chief Executive Officer and             President
    Chairman of the Board


S/S                                     S/S
--------------------------------        ----------------------------------------
Jack B.Binion                           August Robin


THE ROBIN GROUP, INC.


By: S/S
    ----------------------------
    August Robin, its President





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        The undersigned being all of the partners of Horseshoe Entertainment,
L.P. hereby acknowledge and consent that to the extent the terms of this Agreement are in any way inconsistent with the Horseshoe Entertainment, L.P. Partnership Agreement as currently in effect, this Agreement shall constitute an amendment to the Horseshoe Entertainment, L.P.
Partnership Agreement.

                                        NEW GAMING CAPITAL PARTNERSHIP

                                        By: Horseshoe GP, Inc., its General
                                            Partner

                                        By: S/S
                                        ----------------------------------------
                                            Jack B. Binion
                                            President


                                        S/S
                                        ----------------------------------------
                                        Wendell Piper


                                        S/S
                                        ----------------------------------------
                                        Cassandra Piper


                                        S/S
                                        ----------------------------------------
                                        August Robin







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